Exhibit 5




                              September 28, 1994


WLR Foods, Inc.
P.O. Box 7000
Broadway, Virginia  22815

Gentlemen:

            As counsel to WLR Foods, Inc. (the "Company"), we are providing this opinion in connection with your preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to one million (1,000,000) shares of WLR Foods, Inc. common stock, one million (1,000,000) stock purchase rights, and an indeterminate amount of participation interests to be offered pursuant to the WLR Foods, Inc. Plan (the "Plan").

            We are of the opinion that the common stock, the stock purchase rights, and the Plan interests to be offered pursuant to the Plan have been validly authorized and, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                          Very truly yours,



                                          John W. Flora

Enclosures
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